Exhibit 99.1
Albertsons® Companies, Inc. Announces Board Changes

Jim Donald Retires from the Board; Kim Fennebresque Appointed as Chair

David Zinsner, EVP and CFO of Intel, Appointed as Independent Director

BOISE, Idaho – Sept. 17, 2025 –

Albertsons® Companies, Inc. (NYSE: ACI) (“the Company”) today announced that Jim Donald, Chair of the Board, has elected to retire from his role and from the Board. Kim Fennebresque has been elected as the new Chair and David Zinsner, Executive Vice President and Chief Financial Officer of Intel Corporation, will join the Board as an independent director. Allen Gibson has also retired from the Board.

Mr. Fennebresque has served as an independent director since 2015, providing leadership and insights on financial strategy, strategic initiatives and risk management. He serves as the Chair of the Compensation Committee and a member of the Audit Committee. He is also the Chair of the Supervisory Board of BAWAG P.S.K., one of Austria’s largest banks, and he serves on the board of Ally Financial and as the Chair of BlueLinx Holdings. He served as a senior advisor to Cowen Group Inc., a diversified financial services firm, from 2008 to 2020, and as its Chairman, President and CEO from 1999 to 2008.

Mr. Zinsner has served as Executive Vice President and Chief Financial Officer of Intel Corporation since 2022, where he leads the company’s global finance organization, including accounting, reporting, tax, treasury, internal audit and investor relations. He brings over 25 years of financial and operational experience in the technology and semiconductor industries, having held executive leadership positions at Micron Technology, Analog Devices, Intersil Corp. and Affirmed Networks.

“At this important time for both Albertsons Cos. and the industry, I am honored to take on the role of Chair of the Board,” said Mr. Fennebresque. “I am also pleased to welcome David to the Board and look forward to benefiting from his insights and experience as we continue guiding the Company's path to long-term value creation. With technological and digital improvements grounding our Customers for Life strategy, David’s deep expertise in finance, technology and AI will be a tremendous asset as we chart the course for the future.”

“With this exciting moment in the Company’s history, I am pleased to join the Board. I have long admired Albertsons Cos. and the customer-driven commitment that is core to its culture,” said Mr. Zinsner. “I look forward to working with Kim, Susan and the rest of the Board and management team to accelerate the Company’s digital transformation progress, drive innovation to enhance the customer value proposition and create value for shareholders.”

“On behalf of the entire Company, I extend our gratitude to Jim for his distinguished leadership, mentorship and guidance as Chair of the Board over the years, and I thank Allen for his valuable service,” said Susan Morris, CEO of Albertsons Companies. “I am excited to work with Kim in his new role and pleased to welcome David to the Board. David’s deep expertise with technology transformation and experience helping organizations manage complexity, drive growth and innovate will help take our Customers for Life strategy to the next level.”

“It has been a privilege to serve on the Board, and I am proud of what we have accomplished together,” said Mr. Donald. “I want to thank my fellow directors, Susan and her terrific management team for their continued strong leadership and dedication.”

Forward-Looking Statements and Factors That Impact Our Operating Results and Trends

This press release includes "forward-looking statements" within the meaning of the federal securities laws. The "forward-looking statements" include our current expectations, assumptions, estimates and projections about our business and our industry. You can identify forward-looking statements by the use of words such as "outlook," "may," "should," "could," "estimates," "predicts," "potential," "continue," "anticipates," "believes," "plans," "expects," "future" and "intends" and similar expressions which are intended to identify forward-looking statements. The forward-looking statements are based on the Company’s current expectations and involve risks and uncertainties which are beyond our control and difficult to predict and could cause actual results to differ materially from the results expressed or implied by the statements. Certain potential factors that could affect our business and cause actual results to differ materially from those expressed or implied in any forward-looking statements are described in the “Risk Factors” section or other sections in our Annual Report on Form 10-K filed with the U.S. Securities and Exchange Commission (the “SEC”) on April 21, 2025, and in reports subsequently filed with the SEC and available at the SEC’s website at www.sec.gov.

About Albertsons Companies

Albertsons Companies is a leading food and drug retailer in the United States. As of June 14, 2025, the Company operated 2,264 retail stores with 1,725 in-store pharmacies, 408 associated fuel centers, 22 dedicated distribution centers and 19 manufacturing facilities. The Company operates stores across 35 states and the District of Columbia under 22 well known banners including Albertsons, Safeway, Vons, Jewel-Osco, Shaw's, ACME, Tom Thumb, Randalls, United Supermarkets, Pavilions, Star Market, Haggen, Carrs, Kings Food Markets and Balducci's Food Lovers Market. The Company is committed to helping people across the country live better lives by making a meaningful difference, neighborhood by neighborhood. In 2024, along with the Albertsons Companies Foundation, the Company contributed more than $435 million in food and financial support, including more than $40 million through our Nourishing Neighbors Program to ensure those living in our communities and those impacted by disasters have enough to eat.

Albertsons, Safeway, Vons, Jewel-Osco, Tom Thumb, Randalls, United Supermarkets, Pavilions, Haggen and Balducci's Food Lovers Market are registered trademarks of Albertsons Companies Inc. or its subsidiaries. ACME, Carrs, Kings Food Markets, Shaw's, and Star Market are trademarks of Albertsons Companies Inc. or its subsidiaries. Albertsons associated logos, product names and services are trademarks of Albertsons Companies, Inc. All other trademarks are the property of their respective owners.

For Investor Relations, contact investor-relations@albertsons.com

For Media Relations, contact media@albertsons.com

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